UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2007

WIRELESS FACILITIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27231	13-3818604
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4810 Eastgate Mall
San Diego, CA 92121
(Address of Principal Executive Offices) (Zip Code)

(858) 228-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01               Completion of Acquisition or Disposition of Assets.

On April 20, 2007, Wireless Facilities, Inc., a Delaware corporation (“WFI”) entered into an Equity Purchase Agreement (the “Purchase Agreement”) to sell all of the issued and outstanding equity interests of its wholly owned subsidiary WFI do Brasil Techologia em Telecomunicaciones LTDA, a company limited by shares formed under the laws of the Brazil (“WFI Brazil”), to Strategic Project Services, LLC, a Louisiana limited liability company (“SPS”).  Pursuant to the Purchase Agreement, WFI received the following consideration:

•                  SPS assumed substantially all outstanding liabilities of WFI Brazil;

•                  Nominal cash consideration on signing of the Purchase Agreement;

•                  Following the sale of WFI Brazil to SPS, WFI is entitled to receive 25% of the Net Receivables of WFI Brazil until such time as the gross account receivables set forth in the financials of WFI Brazil at Closing are fully paid (the “Earn Out”).  SPS shall pay the Earn Out portion of the Net Receivables to WFI within 15 days of SPS’ collection of such amount; and

•                  If the Working Capital left in WFI Brazil at Closing is less than $1,200,000; then SPS shall be entitled to apply such payments due WFI from an Earn Out amounts to the Working Capital account, until it equals $1,200,000.  Thereafter, such Earn Out amounts shall be paid to WFI into such accounts or to such entities as directed in writing by WFI.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIRELESS FACILITIES, INC.

Date: April 27, 2007	/s/ James R. Edwards
James R. Edwards
Senior Vice President, General Counsel and Secretary